Exhibit 23.3

CONSENT TO USE OF GEOLOGY REPORT

To the Board of Directors of
Douglas Lake Minerals Inc.

I hereby consent to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission and reference to my geology report of May, 2004 for the registrant, Douglas Lake Minerals Inc.

Sincerely,

/s/ Glen MacDonald
Glen MacDonald

July 14, 2004